Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 4,141,749.49		$ 571.98
	Total Transaction Valuation:	$ 4,141,749.49
	Total Fees Due for Filing:			$ 571.98
	Total Fees Previously Paid:			$ 571.98
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the purchase of 454,503 shares of common stock, par value $0.001 per share, of Yieldstreet Alternative Income Fund Inc. (the "Company"), at a price equal to $9.11, which represents the Fund's net asset value per share as of February 18, and is used for purposes of calculating the aggregate maximum purchase price for shares. The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026, equals $138.10 per million dollars of the value of the transaction. (2) Calculated at $110.20 per $1,000,000 of the transaction value.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources